SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                       the Securities Exchange Act of 1934

Filed by the Registrant |X|
Filed by a party other than the Registrant |_|

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|_| Preliminary Proxy Statement
|_| Confidential, for Use of the Commission Only (as Permitted by Rule
    14a-6(e)(2))
|_| Definitive Proxy Statement
|X| Definitive Additional Materials
|_| Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                              QUANTA SERVICES, INC.
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                (Name of Registrant as Specified In Its Charter)


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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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

                                EXPLANATORY NOTE

                  Quanta Services, Inc., a Delaware corporation ("Quanta Services"), is filing the materials contained in this Schedule 14A with the Securities and Exchange Commission on May 1, 2002 in connection with the solicitation of proxies for electing the board of directors of Quanta Services at the 2002 annual meeting of Quanta Services' stockholders.

                                       ###

April 30, 2002

Dear Quanta Stockholder:

Enclosed please find a copy of our 2001 Annual Report. We hope you find it informative. Because the April 29 record date for participation at Quanta's 2002 annual meeting has passed, we are also enclosing another copy of our proxy statement, as required by the bank or broker that holds your shares.

As you know, Aquila, Inc., formerly UtiliCorp United Inc., is trying to take control of Quanta in order to achieve its own financial needs without offering you anything in return.

                AQUILA HAS PERFORMED POORLY AND ITS STOCKHOLDERS
                             HAVE SUFFERED GREATLY

While Quanta has performed well in a challenging economic environment, Aquila has not. Consider the following:

        >> On April 30, Aquila was placed on S&P's Credit Watch with a negative outlook and its stock dropped an additional 6.2%;

        >> On April 29, Aquila's stock dropped $5.15 or 23.15% to a new 52-week low;

        >> On April 26, Aquila was given a negative ratings outlook by Moody's
           Investor Service;

        >> On April 19, Aquila announced that its 2002 first quarter earnings would be 54% less than its 2001 first quarter results;

        >> On February 27, Aquila was downgraded by Fitch Rating Service to
           BBB-, just above junk bond status; and

        >> Aquila is engaged in a dispute with Chubb over their agreement to collateralize $570 million worth of surety bonds.

                 QUANTA HAS PERFORMED WELL RELATIVE TO ITS PEERS

In a difficult environment during 2001, Quanta generated record revenues of $2.01 billion and record cash flow from operations of $210 million, alongside stronger EPS performance and better EBIT and EBITDA margins than its competitors.

                  WE URGE YOU TO SIGN, DATE AND RETURN QUANTA'S
                             WHITE PROXY CARD TODAY.
                             -----

Our goals are to continue Quanta's good performance and to get out the vote against Aquila. We hope that we will be able to count on your support. If you have any questions about this process, you can call MacKenzie Partners, Inc., our proxy solicitor, toll free at 800-322-2885, or us at 713-629-7600.

Very truly yours,

By: /s/ Vincent D. Foster                   By: /s/ John R. Colson
Vincent D. Foster                           John R. Colson
Chairman                                    Chief Executive Officer


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

IMPORTANT INFORMATION

Quanta Services, Inc. has filed a proxy statement with the Securities and Exchange Commission relating to Quanta's solicitation of proxies from its stockholders with respect to the Quanta Services, Inc. 2002 annual meeting of stockholders. QUANTA SERVICES, INC. ADVISES SECURITY HOLDERS TO READ ITS PROXY STATEMENT IN ITS ENTIRETY, BECAUSE IT CONTAINS IMPORTANT INFORMATION. Quanta's proxy statement and other relevant documents are available for free at www.sec.gov. You may also obtain a free copy of Quanta's proxy statement by writing to Quanta Services, Inc. at 1360 Post Oak Boulevard, Suite 2100, Houston, Texas 77056 or by contacting MacKenzie Partners, Inc., toll free at 1-800-322-2885. Detailed information regarding the names, affiliation and interests of individuals who may be deemed participants in the solicitation of proxies of Quanta's stockholders is available in the proxy statement filed by Quanta with the SEC.

This letter contains various forward-looking statements and information, including management's expectations regarding the future performance of Quanta. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions including, among other matters, future growth in the electric utility and telecommunications outsourcing industry and the ability of Quanta to complete acquisitions and to effectively integrate the operations of acquired companies, and uncertainties relating to Aquila's hostile proxy fight for the Company, as well as general risks related to the industries in which Quanta, its customers and its suppliers operate. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. For a discussion of the risks, investors are urged to refer to the Company's reports filed under the Securities Exchange Act of 1934, as amended.